UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2006

FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. – 2

(Exact name of Registrant as Specified in Its Charter)

Florida	0-12945	59-2313852
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 North Riverside Plaza, Suite 700, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 207-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 15, 2006, Donald J. Liebentritt resigned, in connection with his retirement, as the President and Chief Executive Officer of First Capital Financial, L.L.C. (the “General Partner”), the general partner of the partnership, effective immediately. Mr. Liebentritt also resigned, in connection with his retirement, as the Director of the General Partner.

In addition, on March 15, 2006, Philip G. Tinkler, the Vice President – Finance and Treasurer of the General Partner, was appointed as President, Chief Executive Officer and Chief Financial Officer of the General Partner, and appointed as the sole Director of the General Partner. Mr. Tinkler will also remain as the Treasurer of the General Partner.

Mr. Tinkler was not appointed pursuant to any arrangement or understanding between him and any other persons. Mr. Tinkler has not entered into any related party transactions with the General Partner since the beginning of the General Partner’s last fiscal year and is not a party to any currently proposed transactions with the General Partner.

Mr. Tinkler has been Vice President – Finance and Treasurer of the General Partner since April 2001. He has been Chief Financial Officer of Equity Group Investments, L.L.C., a private investment company (“EGI”), since January 2003, was appointed Chief Operating Officer of EGI in March 2006, and has served in various other capacities for EGI or its predecessor since 1990. Mr. Tinkler was the Chief Financial Officer of Danielson Holding Corporation (now known as Covanta Holding Corporation) from January 2003 through September 2004. There is no employment agreement between the General Partner and Mr. Tinkler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD. – 2
(Registrant)

By:	First Capital Financial, L.L.C., its General Partner

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler,
Title:	President and Chief Executive Officer

Date: March 17, 2006